VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

J. MICHAEL PEARSON

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of January 7, 2015 (the “Effective Date”) by and between Valeant Pharmaceuticals International, Inc., a Canadian corporation (the “Company”), and J. Michael Pearson, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”).

RECITALS

WHEREAS, Executive entered into an employment agreement with the Company, dated as of June 20, 2010, (the “Initial Agreement”), which Initial Agreement was amended and restated as of March 21, 2011(the “Amended and Restated Agreement” and together with the Initial Agreement, the “Predecessor Agreement”); and

WHEREAS, the parties wish to amend and restate the Predecessor Agreement.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.	Effective Date; Term; Effect on Other Agreements.

(a)
The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date.  Thereafter, the Employment Term shall extend automatically for consecutive periods of one year unless either party provides notice of non-renewal not less than one hundred and eighty (180) days prior to the end of the Employment Term as then in effect.  For the avoidance of doubt, Executive shall not be entitled to payments pursuant to Section 9 of this Agreement by reason of the expiration of the Employment Term or the Company giving notice not to renew the Agreement.

(b)
As of the Effective Date, the Predecessor Agreement shall be superseded in its entirety by this Agreement, and the Predecessor Agreement shall thereupon have no further force and effect, except as otherwise provided herein.

2.	Employment. During the Employment Term:

(a)
Executive shall be employed as Chief Executive Officer of the Company and, so long as permitted by applicable law and stock exchange rules and as deemed appropriate by the Board of Directors of the Company (the "Board"), shall serve as Chairman of the Board (“Chairman”) and shall receive no separate or additional compensation for serving as Chairman.  At, or any time after, the time of his termination of employment with the Company for any reason, Executive shall resign from the Board if requested to do so by the Company.  The preceding sentence shall survive any termination of the Employment Term.

(b)
Executive shall report directly to the Board in his capacities as Chairman and Chief Executive Officer of the Company. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.

(c)
Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(c), Executive shall devote his full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain approval of the Board. Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

(d)
Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives, including but not limited to, any policy restricting pledging and hedging investments in Company equity by Company executives and, for annual bonus or other incentive or equity-based compensation granted on or following January 1, 2014, any policy the Company adopts regarding the recovery of such incentive compensation (sometimes referred to as "clawback"), provided that all of Executive's incentive compensation, whenever granted, shall be subject to such additional clawback provisions as required by law and applicable listing rules.  This Section 2(d) shall survive the termination of the Employment Term.

3.	Annual Compensation.

(a)
Base Salary.   Effective  January 1, 2015, the Company and Executive hereby agree that Executive shall not receive an annual base salary.  Such reduction in Executive's base salary shall not constitute Good Reason under sub-paragraph 7(e) below.

(b)	Performance Bonus.

(1)
Subject to the provisions hereof and of sub-paragraph 2, below, for each fiscal year of the Company ending during the Employment Term, commencing with the 2015 fiscal year, Executive shall be eligible to receive a target annual cash bonus of $6,000,000 (such target bonus, as may hereafter be increased, the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of $10,000,000, payable in accordance with the Company’s customary practices applicable to bonuses paid to Company executives.

(2)
Any annual cash bonus shall be subject to performance by Executive and the Company based on performance metrics determined annually by the Committee, which may include measurable goals such as talent, succession, and/or Board process; provided that, at least $2,000,000 of the Target Bonus opportunity shall be based on the achievement of individual objectives commensurate with his role of Chairman and/or Chief Executive Officer.    Notwithstanding the foregoing, the annual bonus may be reduced (including to zero), in the sole discretion of the Committee.

4.	Equity Compensation.

(a)
Prior Grants.  Except to the extent modified by this Agreement, each of the equity awards relating the Company’s common shares (“Shares”) granted to Executive and outstanding immediately prior to the Effective Date shall, from and after the Effective Date, otherwise remain subject to the same terms and conditions as were in effect with respect to such award immediately prior to the Effective Date, as set forth in the Predecessor Agreement and/or the agreements evidencing such awards.  In the event of any discrepancy between an award agreement or the Predecessor Agreement, on the one hand, and this Agreement, on the other hand, this Agreement shall control.

(b)
2015 Performance Units.  On the Effective Date, Executive will receive a grant of 450,000 performance-based restricted share units (the “2015 Performance Units”) under the 2014 Omnibus Incentive Plan, pursuant to an award agreement which shall contain the terms attached hereto as Exhibit A and which shall otherwise be consistent with the form used for senior executives of the Company.

(c)	Ongoing Grants. Executive shall be eligible to receive, solely in the discretion of the Board or the Committee, additional equity grants during the Employment Term.

(d)
Transfer Restrictions.  Executive shall be subject to the following provisions with respect to the net number of Shares acquired or otherwise held by Executive in respect of his Outstanding Equity Awards (as defined in Section 4(g) below ) after subtracting any such Shares sold through a broker-assisted cashless exercise or withheld in payment of the exercise price or tax withholding obligations applicable to the exercise or settlement of such awards ("Net Shares”).

(1)
General Restrictions.  Except as set forth in Section 4(d)(2) below, Executive shall not be permitted to sell, assign, transfer, or otherwise dispose ("Transfer") of the Net Shares acquired upon exercise or settlement of any Outstanding Equity Award until the fifth anniversary of the Effective Date, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason (such earliest date, the "Lapse Date").

(2)
Permitted Dispositions of Net Shares.  Notwithstanding the foregoing restrictions that do not permit Executive to surrender, sell, assign, transfer or otherwise dispose of Shares and Net Shares in respect of Outstanding Equity Awards, Executive is permitted to transfer Shares in respect of Outstanding Equity Awards without penalty under the following circumstances:  Executive may contribute Shares and Net Shares to a limited partnership where all partners are members of Executive’s family (“Family Limited Partnership”) or Grantor Retained Annuity Trust (“GRAT”) or like-vehicle, provided that:

(x)           the Family Limited Partnership, GRAT or like-vehicle does not allow the Shares and Net Shares to be surrendered, sold, assigned, transferred or otherwise disposed of during the applicable restricted period with respect to such Shares or Net Shares, except that Shares and Net Shares may be assigned or transferred to and owned during the applicable restricted period by any (i) remainder trust(s) into which the trust property passes upon the termination of the “GRAT term” (as such term is defined in the GRAT) and pursuant to the terms of the GRAT (a “Remainder Trust”) or (ii) successor trust to which all of the trust property of a trust is transferred in accordance with applicable law (a “Successor Trust”, and together with any Remainder Trust and the GRAT, each a “Trust”), provided that such Trust shall continue to be bound by the restrictions contained in Section 4(d) of this Agreement during the applicable restricted period;

(y)           in the case of a Trust, (i) during the applicable restricted period with respect to such Shares or Net Shares, (A) Executive or (B) Goldman Sachs Trust Company of Delaware (“GSTC”) or a Qualified Successor Corporate Trustee (as defined herein), and Robert Chai-Onn (“Robert”) or a Qualified Successor Individual Trustee (as defined herein), shall at all times be the trustee(s) of the Trust appointed in accordance with the terms of such Trust; (ii) upon the appointment of GSTC and Robert as trustees of the Trust, (A) GSTC shall release its right to vote the Shares and Net Shares, and (B) Robert’s sole purpose and right shall be to vote the Shares and Net Shares; and (iii) upon the expiration of the applicable restricted period with respect to such Shares or Net Shares, Robert shall be deemed to resign as trustee of such Trust and shall execute any documents necessary to effectuate such resignation; and

(z)           in the case of a Family Limited Partnership or such like-vehicle, Executive retains “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act (as defined below)) of such Shares or Net Shares.

The term “Qualified Successor Corporate Trustee” shall mean a trust company or banking association having trust powers and having at least $500,000,000 under administration and capital, surplus and undivided profits of at least $50,000,000.

The term “Qualified Successor Individual Trustee” shall mean (i) Ari Kellen (“Ari”) in the event Robert shall at any time cease or fail to act as trustee by reason of his death, removal, resignation, failure to qualify or otherwise, or (ii) Donald E. Pearson, in the event Ari shall at any time cease or fail to act as trustee by reason of his death, removal, resignation, failure to qualify or otherwise.

In addition, during the Employment Term, Executive shall be permitted to Transfer 3,000,000 Net Shares (which shall include Net Shares received from the exercise of options and shall be  in addition to those contributed in accordance with Section 4(d)(2) above) plus shall be permitted to Transfer an additional 1,000,000 Net Shares in charitable contributions.

(3)
Additional Restrictions.  In addition to the restrictions set forth in Section 4(d)(1) above, for a period of two years following the Lapse Date (or, if later, for two years following the expiration of the Employment Term) (the "Holding Date"), Executive shall be required to hold (and shall not be permitted to Transfer) 1,000,000 Net Shares.

(4)
Prior to the commencement of any Transfer, Executive and the Company shall mutually agree upon the timing and method of the Transfer.  In the event that there shall occur any recapitalization, merger, reorganization, stock split, stock dividend or similar transaction affecting the Company’s capital stock, the term Net Shares (or any similar term used in this Agreement) shall include any shares of stock of the Company, any successor in interest to the Company or any direct or indirect parent of the Company into which the Shares are otherwise converted in connection with such transaction.

(5)	Notwithstanding anything to the contrary herein, Executive shall at all times be required to satisfy the minimum share ownership guidelines established by the Company and in effect from time to time.

(6)	Executive's obligations pursuant to this Section 4(d) shall survive the termination of the Employment Term.

(e)
Delivery.  Each Outstanding Equity Award shall be settled as soon as practicable following vesting (including any vesting that occurs as a result of termination of employment), except as set forth below or, with respect to any equity award granted following the Effective Date, as set forth in the applicable award agreement:

(1)
2009 Performance Units, 2010 Performance Units, 2009 Additional Matching Share Units.   The Company will deliver to Executive a number of Shares equal to the number of 2009 Performance Units, 2010 Performance Units, and 2009 Additional Matching Share Units that become vested pursuant to the terms of the award within 60 days following the earliest of (i) February 1, 2019, (ii) a Change in Control, and (iii) the date which is six months following Executive's termination of employment.

(2)
2011 Performance Units. The Company will deliver to Executive a number of Shares equal to the number of 2011 Performance Units that become vested pursuant to the terms of the award within sixty days following the earlier of (i) February 1, 2019 and (ii) Executive's termination of employment (or, if required by Section 11 of this Agreement, the date that is six months and one day following Executive's termination of employment).

(f)
Outstanding Equity Award Definitions. For purposes of this Agreement, the term "Outstanding Equity Awards" will be comprised of each of the following together with any equity award granted to Executive following the Effective Date:

(1)	2008 Option shall mean the non-qualified stock option granted to Executive on February 1, 2008.

(2)	2008 Performance Units shall mean the performance-based restricted share units granted to Executive on February 1, 2008.

(3)	2008 Matching Share Units shall mean the 300,359 restricted share units (as adjusted) granted to Executive on February 1, 2008.

(4)	2008 Annual Bonus Share Units shall mean the 81,500 restricted share units (as adjusted) granted to Executive on February 1, 2008.

(5)	2008 RSU Grant shall mean the 163,000 restricted share units (as adjusted) granted to Executive on February 1, 2008.

(6)	2009 Option shall mean the non-qualified stock option granted to Executive on December 1, 2009.

(7)	2009 Performance Units shall mean the performance-based restricted share units granted to Executive on December 1, 2009.

(8)	2009 Additional Matching Units shall mean the time-based restricted share units granted to Executive on December 1, 2009.

(9)	2010 Performance Units shall mean the performance-based restricted share units granted to Executive on October 4, 2010.

(10)	2011 Performance Units shall mean the performance-based restricted share units granted to Executive on August 23, 2011.

(11)	2011 Option shall mean the non-qualified stock option granted to Executive on August 23, 2011.

(12)	2011 Matching Share Units shall mean the time-based restricted share units on October 24, 2011.

(13)	2015 Performance Units shall mean the performance restricted share units granted to Executive pursuant to Section 4(b) above.

5.	[RESERVED]

6.	Other Benefits. During the Employment Term:

(a)
Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, and made available to employees generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans in accordance with the terms of the plans as in effect from time to time. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.

(b)
Executive Benefits. Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to comparable executive employees of the Company as in effect from time to time, including, but not limited to, the Company’s deferred compensation plans and any supplemental retirement, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans in accordance with the terms of the plans. Unless otherwise provided herein, Executive’s participation in such plans shall be on the same basis and terms, as other senior executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder and the Company shall be under no obligation to implement or maintain any such plan.

(c)
Fringe Benefits and Perquisites. Executive shall be entitled to all fringe benefits and perquisites generally made available by the Company to its senior executives. In addition, during the Employment Term, the Company shall continue to provide Executive with (or reimburse Executive for the cost of) life insurance in the face amount of $10,000,000, subject to Executive’s insurability and Executive taking steps reasonably requested by the Company to obtain or maintain such insurance, if required.

(d)
Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses (including travel in first-class) incurred by him in connection with the performance of his duties hereunder. Such reimbursement shall in no event occur later than March 15 of the year following the year in which the expenses were incurred.

(e)
Office and Facilities. Executive shall be provided with an appropriate permanent office and with such permanent secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of his duties hereunder.

(f)	Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, pursuant to the following:

(1)
Executive shall be entitled to annual vacation in accordance with the policies as periodically established for senior executives of the Company, which shall in no event be less than four weeks per year;

(2)
in addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board in its discretion may determine. Further, the Board shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as it may in its discretion determine; and

(3)	Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.

(g)
Travel Expenses. Executive shall be able to use the Company aircraft for personal travels, in accordance with, and subject to the requirements of, the Company's aircraft policies from time to time.  In addition, subject to the requirements of the aircraft policies, (1) in the event that Executive shall travel for business purposes on a Company provided aircraft, Executive’s immediate family members may travel with him (to the extent space is available) and (2) when, for the Company’s convenience, Executive is required to be away from his principal location of employment, the Company shall permit reasonable and limited use of the Company aircraft by such family members to travel to join Executive.   In each  such case, such travel shall be provided at no expense to Executive, provided, however, that Executive shall be solely responsible for any taxes incurred in respect of such personal and family travel.

7.
Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, to the extent required by Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(a)	Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 9(b) hereof.

(b)
Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability and while Executive remains Disabled, and Executive shall be entitled to the benefits provided in Section 9(b) hereof. For purposes of this Agreement, “Disability” shall have the meaning assigned to such term in the 2014 Omnibus Incentive Plan.

(c)
Cause. The Company may terminate Executive’s employment for “Cause,” effective as of the date of the Notice of Termination (as defined in Section 8 below) and as evidenced by a resolution adopted in good faith by a majority of the independent members of the Board (excluding Executive), and Executive shall be entitled to the benefits provided in Section 9(a) hereof. “Cause” shall mean, for purposes of this Agreement: (1) conviction of any felony (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and an opportunity for cure; (4) continued refusal by Executive to perform his duties after written notice identifying the deficiencies and an opportunity for cure; and (5) a material violation by Executive of any material covenants to the Company. No action or inaction shall be deemed willful if (x) not demonstrably willful and (y) taken, or not taken, by Executive in good faith and with the understanding that such action, or inaction, was not adverse to the best interests of the Company. References in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. Without limiting the other rights of the Company under this Section 7, the Company may suspend, without pay, Executive upon Executive’s indictment for the commission of a felony as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.  If such indictment does not result in a conviction, as soon as practicable following such dismissal or verdict, the Company will pay Executive the target bonus amount that Executive would have received for the period during which Executive was suspended without pay (with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code for the month in which payment would have been made but for the delay) and Executive will receive vesting credit for purposes of Executive's Outstanding Equity Awards.

(d)
Without Cause. The Company may terminate Executive’s employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 8 below) not less than thirty (30) days prior to the termination of Executive’s employment without Cause and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, and Executive shall be entitled to the benefits provided in either Section 9(c) hereof, as may be applicable.

(e)
Good Reason. Executive may terminate his employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination  not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, and Executive shall be entitled to the benefits provided in Section 9(c) hereof. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the events or conditions described in Subsections (1) through (3) below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from Executive within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by Executive.

(1)
Diminution of Responsibility. (A) Any material reduction in Executive's duties or responsibilities as Chief Executive Officer as in effect immediately prior thereto, (B) removal of Executive from the position of Chief Executive Officer of the Company (or, following a Change in Control or a corporate restructuring, removal from the position of Chief Executive Officer of the ultimate parent company of the resulting entity), except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason; or (C) prior to a Change in Control, removal of Executive from the position of Chairman of the Board of the Company, except to the extent that Executive is not permitted by applicable law or stock exchange rules to serve as such; or

(2)	Compensation Reduction. Any reduction in Executive’s Target Bonus opportunity; or

(3)	Company Breach. Any other material breach by the Company of any material provision of this Agreement.

(f)
Without Good Reason. Executive may voluntarily terminate his employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, and Executive shall be entitled to the benefits provided in Section 9(a) hereof through the last day of such notice period.

8.
Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

9.	Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:

(a)
Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date, including:

(1)	reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;

(2)
any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect;

(3)	equity and incentive awards, to the extent previously vested, shall be paid or delivered to Executive in accordance with the terms of such awards;

(4)
other than in the event of a termination of Executive's employment by the Company for Cause, continued coverage through the Holding Date under any health, medical, dental or vision program or policy in which Executive (and his dependents, as applicable) participated in as of the time of his employment termination on terms no less favorable to Executive and his dependents than those applicable to actively employed senior executives of the Company (provided, however, that Executive shall be solely responsible for any taxes incurred in respect of such coverage); and

(5)	any amount or benefit as provided under any benefit plan or program (the foregoing items in Sections 9(a)(1) through 9(a)(5) being collectively referred to as the “Accrued Compensation”).

(b)
Termination by the Company for Disability or Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, the Company shall pay Executive (or his beneficiaries, as applicable) the Accrued Compensation, and Executive shall be entitled to the following benefits:

(1)	The Company shall pay to Executive within sixty (60) days following the termination date, any bonus earned but unpaid in respect of any fiscal year preceding the termination date;

(2)
Notwithstanding anything to the contrary set forth in the applicable award agreement, each unvested stock option outstanding on the date hereof and held by Executive at the time of such termination shall vest in full and, in the case of Disability, remain exercisable for one year following termination (but in no event beyond the expiration of the original term) or, in the case of death, remain exercisable for the remainder of the original term;

(3)
Notwithstanding anything to the contrary set forth in the applicable award agreement,  the performance measures applicable to each unvested performance-share unit outstanding on the date hereof and held by Executive at the time of such termination (other than the 2015 Performance Units) will be applied as though the termination date were the end of the measurement period (but in no event shall the measurement period be less than one year) and the units will vest in a manner consistent with the respective vesting provisions applicable to those awards; and

(4)
Each other unvested equity award held by Executive at the time of termination  (including, without limitation, any Resulting RSUs (as defined in Section 10)) shall be governed by the terms of the applicable award agreement  (which in the case of the 2015 Performance Units, shall conform to the terms of Exhibit A).

(c)
Termination by the Company Without Cause or by Executive for Good Reason.  If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 15(f) of the Agreement, Executive shall be entitled to the benefits provided in this Section 9(c).

(1)	The Company shall pay to Executive any Accrued Compensation;

(2)	The Company shall pay to Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;

(3)
The Company shall pay to Executive a bonus or incentive award in respect of the fiscal year in which Executive’s termination date occurs in an amount equal to the product of (A) the bonus or incentive award that Executive would have been entitled to receive based on actual achievement against the stated performance objectives through the termination date and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through termination date and (y) the denominator of which is 365.  Any bonus or incentive award payable to Executive under this subsection (3) shall be paid in a lump sum payment within sixty (60) days following such termination;

(4)
The Company shall pay Executive as severance pay, in lieu of any further compensation for the periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 11), equal to the lesser of (A) two (2) times Executive’s Target Bonus as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason and (B) $9,000,000;

(5)
Notwithstanding anything to the contrary set forth in the applicable award agreement, each unvested stock option outstanding on the date hereof and held by Executive at the time of such termination shall vest in full and remain exercisable for one year following termination (but in no event beyond the expiration of the original term);

(6)
Notwithstanding anything to the contrary set forth in the applicable award agreement,  the performance measures applicable to each unvested performance-share unit outstanding on the date hereof and held by Executive at the time of such termination (other than the 2015 Performance Units) will be applied as though the termination date were the end of the measurement period (but in no event shall the measurement period be less than one year) and the units will vest in a manner consistent with the respective vesting provisions applicable to those awards; provided, however that only a pro rata portion of such calculated share units will vest upon termination based on a fraction, the numerator of which is the number of days from the date of grant of the performance share units through the termination date, and the denominator of which is the number of days from the date of grant through the Measurement Date (as defined in the applicable award agreement); and

(7)
Each other unvested equity award held by Executive at the time of termination (including, without limitation, any Resulting RSUs) shall be governed by the terms of the applicable award agreement (which in the case of the 2015 Performance Units, shall conform to the terms of Exhibit A).

(d)
Executive shall not be required to mitigate the amount of any payment provided for under this Section 9 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment, except that the benefit continuation described in Section 9(a)(4) may be reduced by the Company to the extent that Executive obtains replacement coverage following the date of termination.

10.	Change in Control.

(a)
For purposes of this Agreement and, except to the extent as would result in a violation of Section 409A (as defined in Section 11 below), for each equity award outstanding at the time of a Change in Control (notwithstanding anything to the contrary in the applicable award agreement), a “Change in Control” shall be deemed to occur if and when the first of the following occurs:

(1)
the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(2)
the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall be considered as a member of the Incumbent Board;

(3)
the closing of an amalgamation or similar business combination (each, an "Amalgamation") involving the Company if (i) the shareholders of the Company, immediately before such Amalgamation, do not, as a result of such Amalgamation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such Amalgamation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such Amalgamation or (ii) immediately following the Amalgamation, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such

Amalgamation (or, if the entity resulting from such Amalgamation is then a subsidiary, the ultimate parent thereof);

(4)	a complete liquidation or dissolution of the Company or the closing of an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition. In addition, notwithstanding the foregoing, solely to the extent required by Section 409A, a Change of Control shall be deemed to have occurred only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A.

(b)
Upon the occurrence of a Change in Control, the 2011 Performance Units will be converted into a number of time-based restricted stock units (the "Resulting RSUs") in accordance with the terms of the applicable award agreement.  Any 2011 Performance Units that do not become Resulting RSUs shall be forfeited on the Change in Control.

(c)	Notwithstanding anything to the contrary in the applicable award agreement, the 2009 Option shall not vest in full upon the occurrence of a Change in Control.

11.
Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention.  If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Executive under Section 409A. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

12.	Records and Confidential Data.

(a)
Executive acknowledges that in connection with the performance of his duties during the Employment Term, the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of his employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the sole property of the Company and its affiliates.

(b)
Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive’s discharge of his duties hereunder, and will be safeguarded by Executive from unauthorized disclosure.

(c)
Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive will return to the Company all written Confidential Information which has been provided to Executive and Executive will return or destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, he shall, upon written request of the Company, deliver to each of the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 12(c).

(d)
For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligation’s shall not extend to (i) information which is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment and (iii) information which is required to be disclosed by law or legal process.

(e)	Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.

13.	Covenant Not to Solicit and Not to Compete.

(a)
Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of twenty-four (24) months after Executive’s cessation of employment with the Company, not to solicit or participate in or assist in any way in the solicitation of any employees of the Company. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 13(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

(b)
Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company and its affiliates, Executive agrees, during the term of this Agreement and for a period of twenty-four (24) months after Executive’s cessation of employment with the Company (or, in the event of Executive's cessation of employment with the Company pursuant to Section 7(f) hereof, twelve (12) months) not to engage in Prohibited Activities (as defined below) in any country in which the company conducts business, or plans to conduct business, during the term of this Agreement. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that develops, manufactures, markets and/or distributes (directly or indirectly) branded or generic prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, oncology or ophthalmology; provided, that Prohibited Activities shall not mean (i) Executive’s investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities or (ii) Executive serving as a member of a board of directors of a company provided that, for the avoidance of doubt, Executive complies with the obligations set forth in Sections 12 and 13(a) of this Agreement. Executive agrees that the covenants contained in this Section 13(b) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.

(c)
It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 13 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 13 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete there from the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(d)	Executive’s obligations under this Section 13 shall survive the termination of the Employment Term.

14.
Remedies for Breach of Obligations under Sections 12 or 13 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Sections 12 or 13 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Sections 12 or 13 hereof.  Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

15.	Miscellaneous.

(a)	Successors and Assigns.

(1)
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Except for purposes of determining the occurrence of a Change in Control, the term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.

(2)
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the, laws of descent and distribution.

(3)	This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)
Fees and Expenses. The Company shall pay all reasonable legal and financial advisory fees and related expenses, up to a maximum amount of $50,000 in the aggregate, incurred by Executive in connection with the negotiation of this Agreement and related employment arrangements.  Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

(c)
Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to Executive shall be directed to Executive at his primary home address with a copy sent by overnight delivery to Lawrence Cagney, Debevoise & Plimpton, 919 3rd Avenue, New York, NY 10022; and provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company with a copy to the Committee.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)
Indemnity Agreement. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by applicable law, as in effect at the time of the subject act or omission.  In connection therewith, Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company.  This provision shall survive any termination of the Employment Term.

(e)
Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(f)
Release of Claims. The termination benefits described in Section 9(c) of this Agreement shall be conditioned on Executive delivering to the Company, and failing to revoke, a signed release of claims in the form of Exhibit A hereto within twenty-one days following Executive’s termination date; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 15(d) of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

(g)
Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the  other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

(h)
Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS will provide a list of five (5) available arbitrators and an arbitrator will be selected from such five member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 15(h) is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive’s obligations under Sections 12 or 13 above or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in or around Morristown, New Jersey unless otherwise mutually agreed. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the cost of representation of Executive unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators. Except as otherwise provided above, the arbitrator may award legal fees to the prevailing party in his sole discretion, provided that the percentage of fees so awarded shall not exceed 1% of the net worth of the paying party (i.e., the Company or Executive).

(i)
Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd–Frank Wall Street Reform and Consumer Protection Act or other federal law applicable to the employment arrangements between Executive and the Company.  Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

(j)
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(k)
No Conflicts. Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out his duties and responsibilities hereunder.

(l)
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation the Predecessor Agreement (except as provided herein).

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Ronald H. Farmer
Name:	Ronald H. Farmer
Title:	Chairperson of the Talent and Compensation Committee

EXECUTIVE

By:	/s/ J. Michael Pearson
Name:	J. Michael Pearson

EXHIBIT A

Performance Share Unit Grant Terms and Conditions

Base Number of PSUs Granted:  450,000

Grant Date:  the Effective Date of the Agreement

Base Price upon which TSR is measured:  $140.627

First Measurement Dates:

(a)           25% on the date that is three months before the 5th anniversary of the Grant Date

(b)           50% on the 5th anniversary of the Grant Date

(c)           25% on the date that is three months after the 5th anniversary of the Grant Date

Second Measurement Dates:

(a)           25% on the date that is three months before the 6th anniversary of the Grant Date

(b)           50% on the 6th anniversary of the Grant Date

(c)           25% on the date that is three months after the 6th anniversary of the Grant Date

Vesting based on compound annual TSR calculated from base price through 20 trading day closing price average at measurement dates:

(a)           10% TSR = 1x Base Number of PSUs

(b)           20% TSR= 2x Base Number of PSUs

(c)           30% TSR= 3x Base Number of PSUs

(d)           40% TSR = 4x Base Number of PSUs

(e)           50% TSR = 5x Base Number of PSUs

No payout if 5-year compound annual TSR over the base price is less than 10%.  Linear interpolation between the applicable TSR thresholds between 10% and 50%.

Early performance triggers based on 20 trading day closing price average; provided, however, that such early performance triggers shall not apply prior to the 3rd anniversary of Grant Date:

(a)           1x Base Number of PSUs = 20% TSR

(b)           2x Base Number of PSUs = 30% TSR

(c)           3x Base Number of PSUs = 40% TSR

(d)           4x Base Number of PSUs = 50% TSR

(e)           5x Base Number of PSUs = 60% TSR

Delivery of vested shares: As soon as practicable following vesting of PSUs

Change in Control: If the PSUs are assumed or substituted in connection with the Change in Control, the number of PSUs and the performance criteria shall be adjusted in accordance with Section 6(e) of the 2014 Omnibus Incentive Plan.  If the PSUs are not assumed or substituted in connection with the Change in Control, the PSUs will be treated in the manner applicable to an involuntary termination of employment following a Change in Control, treating, for this purpose only, the date of the Change in Control as the date on which termination of employment occurs.

Treatment on Termination:

(a) Death or Disability.  Based on (A) actual performance through the date of termination, prorated based on a fraction (not to exceed 1), the numerator of which is the sum of (i) the number of days from the Grant Date through the termination date and (ii) 365 (or, if greater, the numerator of which is 1095), and the denominator of which is the number of days from the Grant Date through the fifth anniversary of the Grant Date, with the assumed measurement period equal to the numerator or (B) if greater, the base number of PSUs, prorated based on a fraction, the numerator of which is the number of days from the Grant Date through the termination date and the denominator of which is the number of days from the Grant Date through the fifth anniversary of the Grant Date.

(b) Termination without Cause or for Good Reason prior to a Change in Control:  Based on actual performance through the date of termination of employment prorated based on a fraction (not to exceed 1), the numerator of which is the sum of (i) the number of days from the Grant Date through the termination date and (ii) 365, and the denominator of which is the number of days from the Grant Date through the fifth anniversary of the Grant Date, with the assumed measurement period equal to the numerator.

(d) Termination of Employment without Cause or for Good Reason in connection with a Change in Control:   Based on actual performance through the date of termination of employment prorated based on a fraction (not to exceed 1), the numerator of which is the sum of (i) the number of days from the Grant Date through the termination date and (ii) 365, and the denominator of which is the number of days from the Grant Date through the fifth anniversary of the Grant Date, with the assumed measurement period equal to the numerator.

Change in Control Definition: as defined in Section 10 of the Agreement

EXHIBIT B

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this [    ] day of , [  ], 201_, by and between J. Michael Pearson (“Executive”) and Valeant Pharmaceuticals International, Inc. (the “Company”).

FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement between Executive and the Company entered into on [DATE], 2014, (the “Employment Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the New Jersey Law against Discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed, under the Section 9(c) of the Employment Agreement, (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or articles, or pursuant to the Employment Agreement; (c) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (d) Executive’s ability to bring appropriate proceedings to enforce the Release, or (e) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of his employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

Executive understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.  Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily.  Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: ______________________. The Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.  The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims. Executive further acknowledges that he has had a full and reasonable opportunity to consider the Release and that he has not been pressured or in any way coerced into executing the Release.  The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of New Jersey, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of New Jersey. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

The Release shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

[EXECUTIVE]	VALEANT PHARMACEUTICALS INTERNATIONAL, INC.